Exhibit 10.2

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered into as of January 1, 2018 (the “Effective Date”) by and between BOSTON THERAPEUTICS, INC., a Delaware corporation (the “Company”), and LORAINE UPHAM (the “Executive”).

Recitals:

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of terminations pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PURPOSE AND TERM; DUTIES

1.1          The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of an Involuntary Termination. Subject to the terms of any applicable written employment agreement between Company and the Executive (as to which Executive acknowledges no other such agreement exists as of the date hereof), either the Executive or Company may terminate the Executive’s employment at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date set forth above until Executive’s employment is terminated for any reason or this Agreement is terminated by mutual agreement of the parties.

1.2          The Executive shall have the job title of Chief Operating Officer (COO) and her job responsibilities, subject to the consent and direction from the Chief Executive Officer, will comprise of the following:

●          Assist CEO in fundraising ventures

●          Assist in design and implement business strategies, plans and procedures

●          Set goals for performance and growth

●          Establish policies that promote the Company’s culture and vision connecting operations in the United States and Asia

●          Oversee daily operations of the Company and the work of US based executives, including CFO and contracted parties in US

●          Lead employees to encourage maximum performance and dedication

●          Evaluate performance by analyzing and interpreting data and metrics

●          Write and submit reports to the CEO in all matters of importance, including all necessary information for public notices

●          Participate in expansion activities (investments, acquisitions, corporate alliances etc.)

●          Manage relationships with partners/vendors

1.3          The Executive will work from Albuquerque, New Mexico; provided, however, in the event the Board of Directors elects to establish its corporate offices outside of Albuquerque, New Mexico, then the Executive will use her best efforts to commute to such location on an as needed basis. The Executive will report to the Chief Executive Officer. As part of Executive’s duties Executive will be required to travel to the Company’s other offices as well as to its clients and partners in other locations within the United States as well as outside of the United States. The Executive is entitled to four (4) weeks of vacation which will accrue on a pro-rata basis during the year, in addition to all public holidays when the office is closed.  Executive shall be permitted to rollover unused vacation from year to year. Executive will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time. In accordance with Company policies from time to time, Company will reimburse Executive for all reasonable and proper travel and business expenses incurred by her in the performance of her duties.

2.	COMPENSATION AND TERMINATION GENERALLY

2.1          Compensation.

2.1.1       Annual Salary. The Executive’s current base salary of $200,000 per annum shall accrue until the Company has raised a minimum of $1,250,000, and thereafter shall remain in place, but shall be subject to at least annual review and modification by the Company’s Board of Directors (the “Board”) as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) at such time or times as it shall determine; provided, however, upon the Company raising an appropriate amount of capital, the Executive and the Company shall enter into an amendment to this Agreement to increase the annual base salary as agreed upon by the parties. The Company’s Compensation Committee shall also from time to time, in its discretion, determine the type and amount of other forms of compensation for Executive’s service with the Company (including, without limitation, stock options or other forms of equity awards) with the understanding that Executive’s base salary shall not be decreased unless that decrease is part of a cost-cutting plan that requires comparable decreases in base salary for all executives.

2.1.2       Bonuses. Executive will be eligible for bonuses as determined by the Board of Directors. These include a bonus of $20,000 to be paid upon the Company successfully raising $1,250,000 through the sale of equity, an annual performance bonus based on milestones related to clinical progress, partnering, and fund raising success to be established by the Board of Directors or the Compensation Committee, if in existence, on an annual basis.

2.1.3       Options. The Executive will be provided with an initial grant of options to purchase 4,000,000 shares of common stock under the Company’s Amended and Restated 2011 Stock Incentive Plan, vesting over three (3) years, one third on the first anniversary of the Effective Date and the balance in equal quarterly installments.  The exercise price of the initial tranche of options (1,333,334 shares) shall be $0.06 per share, the second tranche (1,333,333 shares) shall be $0.10 per share and the final tranche (1,333,333 shares) shall be $0.20 per share. The term of the options shall be five years. The Executive may be eligible for additional equity incentive grants, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.

2.1.4.      Indemnification. Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

2.2          Termination of Employment Generally. In the event the Executive’s employment with the Company terminates, for any reason whatsoever including death or disability the Executive shall be entitled to the benefits described in this Section 2.2.

2.2.1       Accrued Salary and Vacation. All salary and accrued and unused vacation earned through the Termination Date shall be paid to Executive on such date.

2.2.2       Accrued Bonus Payment. The Executive shall receive a lump sum payment of any actual bonus amount to the extent that all the conditions for payment of such bonus have been satisfied (other than a condition that Executive be employed on the date of Payment), and any such bonus was earned and is unpaid on the Termination Date.

2.2.3       Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive in connection with the business of the Company prior to the Termination Date, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense.

2.2.4       Equity Compensation. The period during which the Executive may exercise any rights (“Exercise Period”) under any outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any equity incentive plan or agreement (the “Company Plans”) shall be extended governed under the terms of such equity incentive plan or agreement.

3.	INVOLUNTARY TERMINATION

3.1          Severance Payment. In the event of the Executive’s Involuntary Termination, at any time after the expiration of six months from the Effective Date the Executive shall be entitled to receive an amount equal to six (6) months of the Executive’s Base Salary which shall be paid according to the following schedule: (i) a lump sum payment equal to one-fourth of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-fourth of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. In addition to the foregoing severance payment, in the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive, within ten (10) days following the Executive’s Involuntary Termination, a lump sum payment equal to one hundred percent (100%) of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for the Executive for the year in which such termination occurs, such payment to be prorated to reflect the full number of months the Executive remained in the employ of the Company; provided, however, that if Section 409A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code. To illustrate, if the Executive’s target bonus at 100% equals $120,000 for the calendar year and the Executive is terminated on October 15th, then the foregoing payment shall equal $100,000 (i.e., ten (10) months’ prorated bonus at one hundred percent (100%) with October counting as a full month worked).

3.2          Equity Compensation Acceleration. Upon the Executive’s Involuntary Termination, at any time after the expiration of twelve months from the Effective Date, the vesting and exercisability of all then outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive. In addition, the Exercise Period, under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire on the last day of the term applicable to such stock option, as measured from the date of Involuntary Termination.

3.3          COBRA. In the event of the Executive’s Involuntary Termination, at any time after the expiration of twelve months after the Effective Date, if the Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide to the Executive, at the Company’s expense, the Company’s health-related employee insurance coverage for the employee only as in effect immediately prior to the Executive’s Involuntary Termination for a period of twelve (12) months following such Involuntary Termination. The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.

3.4          Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the D&O Insurance Policy immediately prior to the Termination Date, the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Involuntary Termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Termination Date.

4.	FEDERAL EXCISE TAX UNDER SECTION 280G

4.1          Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then if Executive would thereby be in a better after-tax position, the Company may elect, in the Company’s sole discretion, to reduce the amounts payable under this Agreement or otherwise, or to have any portion of applicable options or restricted stock not vest or become exercisable, in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

4.2          Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.

5.	DEFINITIONS

5.1          Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

5.2          “Base Salary” means the monthly salary of the Executive in effect immediately prior to the Termination Date.

5.3          “Cause” means:

(a)	the Executive willfully failed to follow the lawful written directions of the Board of Directors of the Company or Executive’s immediate superior; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b)	the Executive engaged in gross misconduct, or gross incompetence which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

(c)	the Executive willfully failed to comply in any material respect with the Employee Invention Assignment & Confidentiality Agreement, the Employee’s non-competition agreement or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or

(d)	is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud which the Company reasonably believes would reflect adversely on the Company.

5.4          “Company” shall mean Boston Therapeutics, Inc.

5.5          “Involuntary Termination” means:

(a)	any termination without Cause of the employment of the Executive by the Company; or

(b)	any resignation by Executive for Good Reason where such resignation occurs within one hundred twenty (120) days following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason or (5) following the unwinding of the acquisition of CureDM LLC as contemplated in Section 5.6 of that certain Contribution Agreement by and between the Company, CureDM LLC and the members of CureDM LLC dated as of the date hereof.

5.6          “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a)	Any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive.

(b)	The assignment to the Executive of a title, position, reporting structure, responsibilities or duties that is not a “Substantive Functional Equivalent” to the title, position, reporting structure, responsibilities or duties which the Executive had immediately prior to such assignment.

(c)	A reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect); provided, however, that this clause (c) shall not apply in the event of a reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.

(d)	The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, or (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Company comparable to the Executive’s position.

(e)	A material breach of this Agreement by the Company.

The Executive must first give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, and Executive terminates employment with the Company not later than (30) days following the deadline for the Company to cure if it fails to do so.

5.7          “Permanent Disability” means that:

(a)	the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(b)	such total incapacity shall have continued for a period of six consecutive months; and

(c)	such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

5.8          “Substantive Functional Equivalent” means that the Executive’s position must:

(a)	be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior;

(b)	allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior; and

(c)	not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior, causing the Executive to be of materially lesser rank or responsibility, including requiring the Executive to report to a person other than the Board.

5.9          “Successor” means any successor in interest to, or assignee of, substantially all of the business and assets of the Company.

5.10        “Termination Date” means the date of the termination of the Executive’s employment with the Company.

6.	EXCLUSIVE REMEDY

6.1          No Other Benefits Payable. With the exception of state unemployment benefits, the Executive shall be entitled to no other termination, severance compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

6.2          No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

6.3          Release of Claims. The payment of the benefits described in Sections 3 and 4 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims as provided by the Company; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.

6.4          Noncumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company.

7.	NON-COMPETE; PROPRIETARY AND CONFIDENTIAL INFORMATION

During the term of this Agreement and following any termination of employment, Executive agrees to continue to abide by the terms and conditions of each of the non-competition agreement (during the term of such Agreement) and the Employee Invention Assignment & Confidentiality Agreement between the Executive and the Company.

8.	ARBITRATION

8.1          Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

8.2          Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for her own costs and attorney’s fees.

8.3          Site of Arbitration. The site of the arbitration proceeding shall be in New York City, New York.

9.	NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: Chief Executive Officer, at the Company’s offices at 354 Merrimack Street, #4, Lawrence, Massachusetts 01843 and, (b) if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company at 13522 Elena Gallegos Place, NE, Albuquerque, NM 87111. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

11.	MISCELLANEOUS PROVISIONS

11.1        Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

11.2        Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.3        Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

11.4        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

11.5        Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Massachusetts, without regard to where the Executive has her residence or principal office or where she performs his duties hereunder.

11.6        No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

11.7.       Section 409A of the Code. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

11.8        Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

[SIGNATURE PAGE TO EXECUTIVE RETENTION AGREEMENT FOLLOWS]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

Executive

/s/ Loraine Upham
Loraine Upham

Address:

Boston Therapeutics, Inc.

By:	/s/ Carl W. Rausch
Carl W. Rausch, CEO